EXHIBIT 99.1

Spirit Airlines Reports Third Quarter 2020 Results

MIRAMAR, Fla., October 28, 2020 - Spirit Airlines, Inc. (NYSE: SAVE) today reported third quarter 2020 financial results.
Ended the third quarter 2020 with $2.1 billion of unrestricted cash, cash equivalents and short-term investment securities

	Third Quarter 2020		Third Quarter 2019
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(non-GAAP)[1]	(GAAP)	(non-GAAP)[1]
Total Operating Revenues	$401.9 million	$401.9 million	$992.0 million	$992.0 million
Pre-tax Income (Loss)	$(128.5) million	$(276.8) million	$109.0 million	$118.1 million
Pre-tax Margin	(32.0)%	(68.9)%	11.0%	11.9%
Net Income (Loss)	$(99.1) million	$(215.4) million	$83.5 million	$90.5 million
Diluted Earnings (Loss) Per Share	$(1.07)	$(2.32)	$1.22	$1.32

"Our future is very bright. While the pandemic continues to affect demand for air travel, we do not believe it changes our competitive position. Our excellent operational performance, strong Guest satisfaction metrics, and industry-leading cost structure, position us well to be among the first to reach sustained profitability," said Ted Christie, Spirit's President and Chief Executive Officer. "I thank the entire Spirit team for how well they have navigated the challenges in this incredibly dynamic time, shoring up our resources, and putting us in a position of strength to fully participate when demand recovers."

COVID-19
As the COVID-19 pandemic continues to evolve, the Company's financial and operational outlook remains subject to change. The Company continues to monitor the impacts of the pandemic on its operations and financial condition, and to implement mitigation strategies while working to preserve cash and protect the long-term sustainability of the Company. Spirit has implemented measures for the safety of its Guests and Team Members as well as to mitigate the impact of COVID-19 on its financial position and operations. Please see the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2020 for additional disclosures regarding these measures.

Capacity and Operations
The Company continues to experience a significant decline in demand due to COVID-19. Load factor for the third quarter 2020 was 68.1 percent on a year-over-year capacity decrease of 33 percent.

For the fourth quarter 2020, Spirit estimates its capacity will be down approximately 25 percent year over year. On a monthly basis, Spirit estimates its capacity for October will be down approximately 36 percent and that November and December will both be down about 20 percent compared to the same periods last year. The situation remains fluid and actual capacity adjustments may be different than what the Company currently expects.

As measured by the DOT, for the third quarter 2020, Spirit's Completion Factor2 was 99.8 percent, which earned Spirit a first-place ranking among reporting carriers. Spirit achieved on-time performance2 of 90 percent or better for each of the three months during the third quarter 2020. Year-to-date ended September 30, 2020, Spirit's Completion Factor2 was 97.3 percent, second among reporting carriers, and its on-time performance2 was 86.2 percent, third among reporting carriers.

Revenue Performance
Total operating revenue for the third quarter 2020 was $401.9 million, a decrease of 59.5 percent year over year as demand for air travel remains depressed due to the COVID-19 pandemic.

Based on current demand and level of operation assumptions, Spirit estimates its fourth quarter total operating revenue will be down approximately 43 to 45 percent year over year.

For the third quarter 2020, total revenue per passenger flight segment ("Segment") decreased 21.1 percent year over year to $86.94. While both average fare and non-ticket spend per passenger declined year over year, as expected, non-ticket revenue per Segment declined much less than fare revenue per Segment. Fare revenue per Segment decreased 35.1 percent to $35.57 while non-ticket revenue per Segment only decreased 7.2 percent to $51.373.

Cost Performance
For the third quarter 2020, total GAAP operating expenses, including $148.3 million of special items, were $501.4 million, a decrease of 42.2 percent, year over year. Adjusted operating expenses for the third quarter 2020 were $649.7 million4, a decrease of 24.3 percent year over year. These changes were primarily driven by a 62.9 percent decrease in aircraft fuel expense due to decreases in both fuel rate and volume. In addition, other expenses, such as distribution, ground handling, and crew accommodation expenses were lower year over year due to a 37.4 percent decrease in flight volume. Better operational performance also drove a significant decrease in passenger re-accommodation expense compared to the same period last year. Despite a significant decrease in flight volume compared to the third quarter last year, other rents and landing fees increased year over year due to airport signatory adjustments and rate increases at various airports Spirit serves.

In late August 2020, the Company and its unions and work group representatives worked to find a solution to mitigate planned furloughs that were set to take effect on October 1, 2020. Various voluntary time-off programs in place through May 2021 will enable the Company to capture savings similar to what would have been achieved with the planned furloughs while preserving jobs, and maintaining options, should demand trends worsen or recover faster than expected.

For the fourth quarter 2020, Spirit estimates its total operating expenses, excluding special items will range between $675 to $685 million. This is similar to its third quarter 2020 adjusted operating expenses on an estimated approximately 10 percent more capacity in the fourth quarter 2020 than third quarter 2020.

Fleet
Spirit took delivery of one new A320neo aircraft during the third quarter 2020, which was debt financed. Spirit ended the quarter with 155 aircraft in its fleet. Earlier in October 2020, Spirit took delivery of its two remaining 2020 deliveries, one of which was debt financed and the other was secured under a sale/leaseback transaction.

Liquidity and Capital Deployment
Spirit ended the third quarter 2020 with unrestricted cash, cash equivalents, and short-term investment securities of $2.1 billion.

"Our team continues to adapt to the fluid environment caused by the challenges of COVID-19. In addition to flexing our network as we see shifts in demand, we are taking proactive measures to manage costs, conserve cash, and enhance our liquidity profile. Our average daily cash burn5 for the third quarter 2020 was $2.3 million, better than our most recent guidance of approximately $3 million per day, primarily due to better top-line sales and timing of payments. We estimate our average daily cash burn5 for the fourth quarter 2020 will average about $2 million per day, slightly better than what we experienced for the third quarter 2020. Given that we have fortified our liquidity position making cash burn as a metric less relevant, we now intend to migrate our guidance towards more traditional metrics such as EBITDA and EBITDA margin that better reflect a company’s cash generation capabilities. For the fourth quarter 2020, we estimate our EBITDA margin will range between negative 9 percent to negative 14 percent," said Scott Haralson, Spirit’s Chief Financial Officer. “We have a solid foundation and, as we move towards recovery, I am confident that the strength of our business model will be a key differentiator of our success.”

Since the onset of the pandemic, Spirit has been focused on reducing costs and preserving and enhancing its liquidity position. During the third quarter 2020, the Company:

•Completed a private offering of an aggregate of $850 million principal amount of 8.00% senior secured notes due 2025. The Notes are guaranteed by Spirit and certain subsidiaries of Spirit. The Notes are secured by, among other things, a first priority lien on the core assets of Spirit’s loyalty programs (comprised of cash proceeds from its Free Spirit co-branded credit card programs, its $9 Fare Club program membership fees, and certain intellectual property required or necessary to operate the loyalty programs) as well as Spirit’s brand intellectual property. Upon successful completion of this offering, the Company announced that it had elected not to participate in the U.S. Department of the Treasury ("Treasury") loan program under the CARES Act;

•Completed the sale of 9,000,000 shares of its common stock pursuant to the at-the-market offering program entered into on July 22, 2020. The Company received proceeds of $156.7 million, net of issuance costs, from this program.

In April 2020, Spirit entered into a Payroll Support Program ("PSP") agreement with the Treasury pursuant to the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), for an initial amount of $334.7 million, of which the Company received $301.3 million in the second quarter 2020 and the remaining $33.4 million in the third quarter 2020. Of the $334.7 million, $70.4 million was in the form of a low-interest, 10-year loan. In late September 2020, the Company was notified by the Treasury that Spirit would receive $9.7 million of additional PSP funds. Of the additional $9.7 million, $2.9 million is in the form of a low-interest, 10-year loan. Also, in connection with its participation in the PSP, the Company has issued warrants to the Treasury to purchase up to 520,797 shares of the Company's common stock at a strike price of $14.08 per share with a fair value of $3.9 million, net of issuance costs. The remaining amount of $266.8 million, net of issuance costs, is in the form of a grant and was recognized in special credits in the Company's condensed consolidated statements of operations during the second and third quarters 2020. The Company booked the additional $9.7 million as a receivable in the third quarter 2020 and received the funds in early October 2020.

Total capital expenditures for 2020 are estimated to be approximately $545 million (approximately $200 million net of financings), of which approximately $45 million (approximately $5 million net of financings) is expected to be incurred in the fourth quarter of 2020.

Spirit expects to take delivery of 16 aircraft in 2021. Of the 2021 aircraft deliveries, ten are secured under direct lease arrangements and six are not yet secured under financing agreements. The Company anticipates that it will use sale/leaseback transactions to finance these six aircraft. Based on this assumption, the Company estimates total capital expenditures in 2021 will consist of approximately $40 million of pre-delivery deposits, net of refunds, and another $60 to $85 million of other capital expenditures primarily related to aircraft, including one spare engine and other spare parts.

Tax Rate
The Company recorded a $1.2 million discrete tax benefit in the third quarter 2020 related to the finalization of the Net Operating Loss carryback to tax year 2013. On a GAAP basis, the Company's tax rate for third quarter 2020 was 22.9 percent. Excluding this discrete tax benefit and special items, the Company's effective tax rate for the third quarter 2020 was 22.2 percent.

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, October 29, 2020, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you.
Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating
Income to GAAP Net Income" table below for more details.
(2) Preliminary data using DOT methodology for on-time performance (A:14) and completion factor.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expense to GAAP Operating Expense" table below for more details.
(5) Estimated average daily cash burn rate is calculated as the sum of operating cash outflows, debt service, fleet capex, net of financing, and pre-delivery deposit payments. It does not include the impact of any financings, capital raises, or the funds from PSP.

Forward-Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, EBITDA, EBITDA margin, hiring, and stakeholders, vendors and government support, as well as statements regarding the Company’s restatement and amendment to its previously filed 10-K and remediation of its material weakness. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2020	2019	Change	2020	2019	Change
Operating revenues:
Passenger	$392,744	$973,353	(59.7)	$1,277,111	$2,805,848	(54.5)
Other	9,178	18,615	(50.7)	34,421	54,872	(37.3)
Total operating revenues	401,922	991,968	(59.5)	1,311,532	2,860,720	(54.2)

Operating expenses:
Aircraft fuel	94,285	253,847	(62.9)	327,403	748,489	(56.3)
Salaries, wages and benefits	228,370	224,069	1.9	682,429	644,345	5.9
Landing fees and other rents	76,526	69,142	10.7	183,995	193,502	(4.9)
Depreciation and amortization	71,351	57,712	23.6	206,455	163,351	26.4
Aircraft rent	49,379	40,026	23.4	143,781	132,330	8.7
Distribution	17,882	39,160	(54.3)	62,977	115,481	(45.5)
Maintenance, materials and repairs	28,213	36,152	(22.0)	81,516	102,444	(20.4)
Loss on disposal of assets	—	13,410	NM	—	16,873	NM
Special credits	(148,308)	—	NM	(300,219)	—	NM
Other operating	83,695	133,769	(37.4)	271,042	367,482	(26.2)
Total operating expenses	501,393	867,287	(42.2)	1,659,379	2,484,297	(33.2)

Operating income (loss)	(99,471)	124,681	(179.8)	(347,847)	376,423	(192.4)

Other (income) expense:
Interest expense	33,435	25,138	33.0	85,105	75,375	12.9
Capitalized interest	(4,009)	(3,400)	17.9	(11,430)	(8,932)	28.0
Interest income	(454)	(6,292)	(92.8)	(5,996)	(20,282)	(70.4)
Other (income) expense	77	222	NM	124	599	NM
Total other (income) expense	29,049	15,668	85.4	67,803	46,760	45.0

Income (loss) before income taxes	(128,520)	109,013	(217.9)	(415,650)	329,663	(226.1)
Provision (benefit) for income taxes	(29,380)	25,549	(215.0)	(144,254)	75,622	(290.8)

Net income (loss)	$(99,140)	$83,464	(218.8)	$(271,396)	$254,041	(206.8)
Basic earnings (loss) per share	$(1.07)	$1.22	(187.7)	$(3.38)	$3.71	(191.1)
Diluted earnings (loss) per share	$(1.07)	$1.22	(187.7)	$(3.38)	$3.71	(191.1)

Weighted-average shares, basic	92,731	68,442	35.5	80,330	68,421	17.4
Weighted-average shares, diluted	92,731	68,545	35.3	80,330	68,561	17.2

NM: "Not Meaningful".

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$(99,140)	$83,464	$(271,396)	$254,041
Unrealized gain (loss) on short-term investment securities and cash and cash equivalents, net of deferred taxes of $(47), $(20), $12 and $47	(162)	(68)	41	161
Interest rate derivative loss reclassified into earnings, net of taxes of $14, $17, $53 and $63	49	57	138	157
Other comprehensive income (loss)	$(113)	$(11)	$179	$318
Comprehensive income (loss)	$(99,253)	$83,453	$(271,217)	$254,359

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended September 30,
Operating Statistics	2020	2019		Change
Available seat miles (ASMs) (thousands)	7,164,634	10,686,246		(33.0)%
Revenue passenger miles (RPMs) (thousands)	4,879,334	9,057,574		(46.1)%
Load factor (%)	68.1	84.8	(16.7)	pts
Passenger flight segments (thousands)	4,623	9,004		(48.7)%
Block hours	98,667	155,167		(36.4)%
Departures	37,120	59,314		(37.4)%
Total operating revenue per ASM (TRASM) (cents)	5.61	9.28		(39.5)%
Average yield (cents)	8.24	10.95		(24.7)%
Fare revenue per passenger flight segment ($)	35.57	54.80		(35.1)%
Non-ticket revenue per passenger flight segment ($)	51.37	55.37		(7.2)%
Total revenue per passenger flight segment ($)	86.94	110.17		(21.1)%
CASM (cents)	7.00	8.12		(13.8)%
Adjusted CASM (cents) (1)	9.07	8.03		13.0%
Adjusted CASM ex-fuel (cents) (2)	7.75	5.66		36.9%
Fuel gallons consumed (thousands)	74,222	122,072		(39.2)%
Average fuel cost per gallon ($)	1.27	2.08		(38.9)%
Aircraft at end of period	155	136		14.0%
Average daily aircraft utilization (hours)	6.9	12.5		(44.8)%
Average stage length (miles)	1,037	979		5.9%

	Nine Months Ended September 30,
Operating Statistics	2020	2019		Change
Available seat miles (ASMs) (thousands)	19,888,442	31,291,168		(36.4)%
Revenue passenger miles (RPMs) (thousands)	13,723,197	26,348,093		(47.9)%
Load factor (%)	69.0	84.2	(15.2)	pts
Passenger flight segments (thousands)	13,176	25,777		(48.9)%
Block hours	283,937	455,778		(37.7)%
Departures	106,048	170,006		(37.6)%
Total operating revenue per ASM (TRASM) (cents)	6.59	9.14		(27.9)%
Average yield (cents)	9.56	10.86		(12.0)%
Fare revenue per passenger flight segment ($)	41.72	55.30		(24.6)%
Non-ticket revenue per passenger flight segment ($)	57.82	55.68		3.8%
Total revenue per passenger flight segment ($)	99.54	110.98		(10.3)%
CASM (cents)	8.34	7.94		5.0%
Adjusted CASM (cents) (1)	9.85	7.90		24.7%
Adjusted CASM ex-fuel (cents) (2)	8.21	5.51		49.0%
Fuel gallons consumed (thousands)	211,164	354,347		(40.4)%
Average fuel cost per gallon ($)	1.55	2.11		(26.5)%
Average daily aircraft utilization (hours)	6.8	12.4		(45.2)%
Average stage length (miles)	1,020	1,003		1.7%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per-segment data)	2020	2019	2020	2019
Operating revenues
Fare	$164,432	$493,376	$549,648	$1,425,417
Non-fare	228,312	479,977	727,463	1,380,431
Total passenger revenues	392,744	973,353	1,277,111	2,805,848
Other revenues	9,178	18,615	34,421	54,872
Total operating revenues	$401,922	$991,968	$1,311,532	$2,860,720

Non-ticket revenues (1)	$237,490	$498,592	$761,884	$1,435,303

Passenger segments	4,623	9,004	13,176	25,777

Non-ticket revenue per passenger flight segment ($)	$51.37	$55.37	$57.82	$55.68

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2020	2019	2020	2019
Operating special items include the following:
Supplemental rent (credit) (1)	$—	$(4,304)	$—	$(4,304)
Loss on disposal of assets (2)	—	13,410	—	16,873
Operating special credits (3)	(148,308)	—	(300,219)	—
Total operating special items	$(148,308)	$9,106	$(300,219)	$12,569

(1)Accrual release related to a lease modification.
(2)Includes amounts primarily related to the disposal of excess and obsolete inventory.
(3)Includes amounts related to deferred salaries, wages and benefits recognized in connection with the grant component of the PSP with the Treasury and to the CARES Act Employee Retention Credit; partially offset by $2.4 million recorded in the third quarter 2020 related to the Company's voluntary and involuntary employee separation programs.

Reconciliation of Adjusted Operating Expense to GAAP Operating Expenses
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except CASM data in cents)	2020	2019	2020	2019
Total operating expenses, as reported	$501,393	$867,287	$1,659,379	$2,484,297
Less operating special items expense (credit)	(148,308)	9,106	(300,219)	12,569
Adjusted operating expenses, non-GAAP (1)	649,701	858,181	1,959,598	2,471,728
Less: Aircraft fuel expense	94,285	253,847	327,403	748,489
Adjusted operating expenses excluding fuel, non-GAAP (2)	$555,416	$604,334	$1,632,195	$1,723,239

Available seat miles	7,164,634	10,686,246	19,888,442	31,291,168

CASM (cents)	7.00	8.12	8.34	7.94
Adjusted CASM (cents) (1)	9.07	8.03	9.85	7.90
Adjusted CASM ex-fuel (cents) (2)	7.75	5.66	8.21	5.51

(1)Excludes operating special items.
(2)Excludes operating special items and aircraft fuel expense.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per-share data)	2020	2019	2020	2019
Net income (loss), as reported	$(99,140)	$83,464	$(271,396)	$254,041
Add: Provision (benefit) for income taxes	(29,380)	25,549	(144,254)	75,622
Income (loss) before income taxes, as reported	(128,520)	109,013	(415,650)	329,663
Pre-tax margin	(32.0)%	11.0%	(31.7)%	11.5%
Add special items expense (credit) (1)	$(148,308)	$9,106	$(300,219)	$12,569
Adjusted income (loss) before income taxes, non-GAAP (2)	(276,828)	118,119	(715,869)	342,232
Adjusted pre-tax margin, non-GAAP (2)	(68.9)%	11.9%	(54.6)%	12.0%
Add: Total other (income) expense	29,049	15,668	67,803	46,760
Adjusted operating income (loss), non-GAAP (2)	(247,779)	133,787	(648,066)	388,992
Adjusted operating margin, non-GAAP (2)	(61.6)%	13.5%	(49.4)%	13.6%

Provision (benefit) for income taxes (3)	(61,424)	27,640	(155,728)	78,515
Adjusted net income (loss), non-GAAP (2)	$(215,404)	$90,479	$(560,141)	$263,717

Weighted-average shares, diluted	92,731	68,545	80,330	68,561

Adjusted net income (loss) per share, diluted (2)	$(2.32)	$1.32	$(6.97)	$3.85

Total operating revenues	$401,922	$991,968	$1,311,532	$2,860,720

(1)See "Special Items" for more details.
(2)Excludes operating special items.
(3)Excludes amounts related to the discrete tax benefits of $1.2 million recorded in third quarter 2020 and $56.1 million recorded in the nine months ended September 30, 2020.